SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

COMSHARE, INC.

(Name of Registrant as Specified in Its Charter)
COMSHARE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

COMSHARE, INCORPORATED
555 Briarwood Circle
Ann Arbor, Michigan 48108
(734) 994-4800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held November 20, 2000

      The Annual Meeting of Shareholders of Comshare, Incorporated, a Michigan corporation, will be held at the Comshare Training Center, 555 Briarwood Circle, Ann Arbor, Michigan 48108 on Monday, November 20, 2000 at 11:00 a.m., for the following purposes:

1. To elect seven directors.

2. To vote upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

      The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on September 29, 2000, the record date fixed by the Board of Directors for such purpose.

      You are invited to attend the meeting. Whether or not you expect to be present, please execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors
JANET L. NEARY
Secretary

October 18, 2000
Ann Arbor, Michigan

COMSHARE, INCORPORATED

PROXY STATEMENT
2000 ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Comshare, Incorporated, a Michigan corporation (the “Company”), to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, November 20, 2000, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. In addition to the solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by officers, directors and employees. The Company’s officers, directors and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The cost of soliciting proxies will be borne by the Company. The principal executive offices of the Company are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108. This Proxy Statement and the accompanying form of proxy were first given or sent to shareholders on or about October 18, 2000.

      The Company’s Annual Report to Shareholders for the year ended June 30, 2000 is enclosed with this Proxy Statement.

      Shareholders are urged to read this Proxy Statement carefully and vote their shares on each matter by returning their signed proxy cards before the close of business on November 17, 2000. United States and Canadian shareholders of record may vote their shares either by calling a toll-free telephone number or by mailing their signed proxy cards. Shareholders who vote by telephone do not need to mail their proxy cards. The telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the telephone voting procedures are included on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the 2000 Annual Meeting by submitting a later-dated proxy (including a proxy by telephone), by giving written notice of such revocation to the Corporate Secretary of the Company, or by voting in person at the 2000 Annual Meeting.

      Only holders of record of Common Stock of the Company at the close of business on September 29, 2000 (the “Record Date”) are entitled to vote at the meeting or any adjournment or adjournments thereof. On that date, 9,784,965 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date. Shares cannot be voted at the meeting unless the holder is present in person or by telephone or represented by proxy. Shares may not be voted cumulatively for the election of directors.

      If no specific instructions are given and a proxy is properly given (including a proxy by telephone), all shares covered by the proxy will be voted by Dennis G. Ganster and Kathryn A. Jehle for the election of all of the Board’s nominees for director. A proxy (including a proxy by telephone) also gives Mr. Ganster and Ms. Jehle discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting. The Board of Directors does not intend to present any other matters at the Annual Meeting.

      Abstentions, and withheld votes with respect to the election of directors, are counted only for purposes of determining whether a quorum is present at the 2000 Annual Meeting. Broker non-votes are not counted for any purpose. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. For purposes of determining the number of votes cast with respect to any other matter that is properly presented for action at the meeting, only those cast “for” or “against” are included, and abstentions and broker non-votes are not counted for this purpose.

MATTERS TO COME BEFORE THE MEETING

(1) ELECTION OF DIRECTORS

      Seven directors will be elected, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified, or until the director’s resignation or removal. The individuals who will be nominated by the Board of Directors for election at the Annual Meeting are listed in the table below. Each of the nominees for election is presently a director of the Company.

      The Board recommends a vote FOR the election of each of the nominated directors.

      Shares represented by proxies in the form accompanying this Proxy Statement or by telephone vote will be voted for the election of the nominees listed below unless the proxy is marked (in accordance with the instructions thereon) to indicate that authority to do so is withheld. If, as a result of circumstances not now known or foreseen, any of the nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each shareholder is entitled to one vote for each share of Common Stock held.

			Year First
			Elected or
			Appointed
Name	Age	Principal Occupation	Director

Geoffrey B. Bloom	59	Chairman of the Board, Wolverine World Wide, Inc., a manufacturer and seller of footwear, Rockford, Michigan	1995

Daniel T. Carroll	74	Chairman of the Board of Directors of the Company; Chairman of The Carroll Group, Inc., a management consulting company, Avon, Colorado	1986

Richard L. Crandall	57	Managing Director of Arbor Partners, LLC, a venture assistance firm, Ann Arbor, Michigan	1968

Dennis G. Ganster	49	President and Chief Executive Officer of the Company	1997

Kathryn A. Jehle	48	Senior Vice President and Chief Financial Officer of the Company	1998

Alan G. Merten	58	President, George Mason University, Fairfax, Virginia	1985

John F. Rockart	69	Senior Lecturer, Sloan School of Management, Massachusetts Institute of Technology, Cambridge, Massachusetts	1989

Other Information Regarding Nominated Directors

      Each of the foregoing persons has been engaged in the principal occupation shown above, or in a similar occupation with the same employers for more than five years, except for Messrs. Bloom and Crandall and Dr. Merten.

      Mr. Bloom assumed the position of Chairman of the Board of Wolverine World Wide, Inc. in April 2000, after having served as its Chairman and CEO from 1996 to 2000, President and Chief Executive Officer from 1993 to April 1996 and as its Chief Operating Officer from 1987 to 1993. Mr. Bloom also serves as a director of Coachmen Industries, Inc.

      Mr. Carroll assumed the position of Chairman of the Board of Directors of the Company in March 1997. Mr. Carroll also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, Diversa, Inc., Oshkosh Truck Corporation, Wolverine World Wide, Inc. and Woodhead Industries, Inc.

      Mr. Crandall assumed the position of Managing Director of Arbor Partners, LLC, in November 1997. Mr. Crandall served as Chairman of the Board of the Company from April 1994 to March 1997. Mr. Crandall served as President and Chief Executive Officer of the Company from 1970 to 1994. Mr. Crandall also serves as a director of Computer Task Group, Inc., Diebold, Inc., Sigaba Corp. and Giga Information Group.

      Mr. Ganster was appointed President and Chief Executive Officer of the Company in August 1997, after having served as Senior Vice President of the Company since July 1994. He had previously served as Vice President and Chief Technology Officer of the Company from April 1993 to July 1994, and Vice President of Product Management from July 1988 to April 1993. Mr. Ganster has been with the Company in various positions since 1972, with positions of responsibility in sales, marketing and product development.

      Dr. Merten became the President of George Mason University on July 1, 1996. From 1989 until accepting this position, he served as Dean of the Johnson Graduate School of Management at Cornell University. Dr. Merten also currently serves as a director of BTG, Inc., serves as trustee for the Common Sense Trust, and serves as director/trustee of Van Kampen American Capital Bond Fund, Inc., Van Kampen American Capital Convertible Securities, Inc. and Van Kampen American Capital Income Trust.

      Dr. Rockart assumed the position of Senior Lecturer, Sloan School of Management, Massachusetts Institute of Technology in 1974. He also served as Director and Senior Lecturer, Center for Information Systems Research, Massachusetts Institute of Technology until July 2000. Dr. Rockart also serves as a director of Keane, Inc.

Meetings and Committees of the Board

      During the Company’s fiscal year ended June 30, 2000, the Board of Directors held seven meetings. All of the Directors attended at least 75% of the total number of meetings of the Board, and of any committees on which they served, held during the period in which they served as Directors or members of any such committees. The Company anticipates that regardless of the schedule chosen for its regular meetings, there will be occasions on which not all Directors are available. Furthermore, special meetings of the Board are sometimes held on relatively short notice and Directors, particularly those located outside the Detroit-Ann Arbor area, may be unable to attend such meetings because of prior commitments.

      The Audit Committee of the Board met seven times during the Company’s last fiscal year. The Audit Committee’s responsibilities include the following: approve the independent auditors to be selected to audit the financial statements of the Company; meet with the independent auditors and financial management of the Company to review the scope of the Company’s audit and quarterly financial reviews and review the findings of the audit or review; report the results of the Company’s annual audit to the Board; annually obtain from the independent auditors a written delineation of their relationships and professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors; review with the independent auditors and the Company’s financial and accounting personnel the adequacy and effectiveness of the Company’s accounting and financial controls; inquire about significant risks and exposures to the Company and assess steps to minimize such risks; review quarterly and annual financial statements of the Company to determine that the independent auditors do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; review with financial management of the Company and the independent auditors the results of their timely analysis of significant financial reporting issues and practices; review legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies; and conduct certain reviews of and relating to the Company’s accounting and financial human resources and senior management. A copy of the Audit Committee charter, adopted on February 15, 2000, is included as Appendix 1 to this Proxy Statement. Members of the Audit Committee are Mr. Carroll and Drs. Merten and Rockart, with Dr. Merten serving as Chair.

      The Compensation Committee of the Board met six times during the Company’s last fiscal year. The Compensation Committee is responsible for determining or approving the salaries or range of salaries, bonus compensation and other compensation arrangements for officers of the Company, and performing such functions as may be delegated to it under the provisions of any bonus, stock option or other compensation plans adopted by the Company. The members of the Compensation Committee are Mr. Bloom and Drs. Merten and Rockart, with Mr. Bloom serving as Chair.

      The Nominating Committee of the Board did not meet during the Company’s last year. This committee is responsible for identifying and recommending to the Board qualified candidates for election as Directors of the Company. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other Directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at the Company’s principal executive offices. The members of the Nominating Committee are Messrs. Crandall and Ganster and Dr. Rockart, with Dr. Rockart serving as Chair.

FURTHER INFORMATION

Principal Shareholders

      The Common Stock is the only voting security of the Company. The following table sets forth information with respect to beneficial ownership of the Common Stock by each person known by management of the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. The number of shares reported is as of the date indicated in the footnote below. The percentage of class is based on 9,784,965 shares of Common Stock outstanding on September 29, 2000. Except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

Amount and Nature of	Name and Address	Percent
Beneficial Ownership	of Beneficial Owner	of Class

560,150(1)	Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	5.72

(1)	Based upon their statement on Schedule 13G dated February 4, 2000 and filed with the Securities and Exchange Commission on February 3, 2000, Dimensional Fund Advisors Inc. (“Dimensional”) furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”) and possesses sole voting and/or investment power over the securities of the Company described in the schedule that are owned by the Funds. All securities reported in the schedule are owned by the Funds, none of which individually owns more than five percent of the shares of Common Stock. Dimensional disclaims beneficial ownership of such securities.

Stock Ownership Of Management

      The following table sets forth the beneficial ownership of shares of the Company’s Common Stock as of September 29, 2000 by each of the Company’s directors, Named Officers (as defined below) and by all executive officers and directors of the Company as a group:

	Common Stock
	of the Company
	Owned
Name	Beneficially (1)	Percent of Class

Geoffrey B. Bloom (2)	33,806	*

Daniel T. Carroll (3)	15,306	*

Richard. L. Crandall (4)	68,230	*

Dennis G. Ganster (5)	203,970	2.07

Kathryn A. Jehle (6)	62,164	*

David R. King (7)	46,183	*

Alan G. Merten (8)	16,731	*

Norman R. Neuman, Jr. (9)	170,151	1.73

John F. Rockart (10)	43,806	*

Stanley R. Starkey (11)	61,385	*

All executive officers and directors as a group (10 persons) (12)	721,732	7.17

(1)	To the best of the Company’s knowledge, based on information reported by such directors and officers or contained in the Company’s shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown.

(2)	Includes 12,250 shares which Mr. Bloom has, or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Directors Stock Option Plan (the “Directors Plan”).

(3)	Includes 6,250 shares which Mr. Carroll has, or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Directors Plan.

(4)	Includes 3,625 shares which Mr. Crandall has, or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Directors Plan.

(5)	Includes 91,750 shares which Mr. Ganster has or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s expired 1988 Stock Option Plan and the Company’s 1998 Global Employee Stock Option Plan (collectively, the “Option Plans”) and 1,296 shares which are owned by him under the Company’s Profit Sharing Plan. Mr. Ganster disclaims beneficial ownership of 3,000 shares reflected in the table which are owned by his spouse.

(6)	Includes 41,000 shares which Ms. Jehle has or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Option Plans and 438 shares which are owned by her under the Company’s Profit Sharing Plan.

(7)	Includes 38,000 shares which Dr. King has, or within 60 days of September 29, 2000 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Option Plans.

(8)	Includes 6,250 shares which Dr. Merten has or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Directors Plan.

(9)	Includes 43,000 shares which Mr. Neuman has or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Option Plans and 100,189 shares under the Company’s Profit Sharing Plan.

(10)	Includes 6,250 shares which Dr. Rockart has or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Directors Plan. Dr. Rockart disclaims beneficial ownership of 8,000 shares reflected in the table which are owned by his spouse.

(11)	Includes 30,500 shares which Mr. Starkey has or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Option Plans and 1,447 shares which are owned by him under the Company’s Profit Sharing Plan.

(12)	Includes 278,875 shares which certain directors and executive officers have or within 60 days of September 29, 2000 will have the right to acquire pursuant to the presently exercisable portion of options granted under the Company’s Directors Plan and Option Plans; 103,370 shares which are owned by certain executive officers under the Company’s Profit Sharing Plan; 11,000 shares referred to in Notes (5) and (10) above under “Stock Ownership of Management” as to which beneficial ownership is disclaimed.

Executive Officers

      The persons listed below currently are the executive officers of the Company.

Name	Officer(s)	Age

Dennis G. Ganster	President and Chief Executive Officer	49

Kathryn A. Jehle	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	48

David R. King	Senior Vice President, Product Development and Chief Technology Officer	56

Norman R. Neuman, Jr.	Senior Vice President, Marketing	59

Stanley R. Starkey	Senior Vice President, Field Operations	53

      Mr. Ganster was named President and Chief Executive Officer of the Company in August 1997. See “Election of Directors” for further information concerning Mr. Ganster.

      Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company in May 1994. See “Election of Directors” for further information concerning Ms. Jehle.

      Dr. King was named Senior Vice President, Product Development and Chief Technology Officer of the Company in August 1997, after having served as Director of Research and Innovation of the Company since July 1995. He has been with the Company in various positions since March 1991 when the Company purchased the operating assets of Execucom Systems Corporation. Prior to the acquisition, Dr. King held various positions with Execucom Systems Corporation, including Director of Research and Development, from 1982 through 1991.

      Mr. Neuman was named Senior Vice President, Marketing of the Company in August 1997. He has been with the Company in various marketing, customer support and customer relation positions since 1969, and was Vice President of North America Marketing from 1983 to 1993.

      Mr. Starkey was named Senior Vice President, Field Operations in October 1998 after serving as Senior Vice President, Americas Operations of the Company from January 1, 1998 to October 1998. From July 1996 to January 1998, Mr. Starkey was Vice President of Sales for Gentia Software, Inc., a client/server software company. From 1972 through July 1996, he was employed by the Company in various positions including Vice President of Industry Solutions Group Sales, Vice President of Industry Service Group Marketing and Vice President Sales, Western Region.

      The executive officers of the Company serve at the pleasure of the Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides summary information concerning compensation paid by the Company and its subsidiaries to (or accrued on behalf of) the Company’s Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2000 (the “Named Officers”).

Summary Compensation Table

				Long-Term
				Compensation

				Awards	Payouts

	Annual Compensation			Securities
				Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)	(#)	($)	($)(2)

Dennis G. Ganster (1)	2000	300,000	90,000	20,000		12,759
President, Chief Executive	1999	300,000	—	70,000		14,183
Officer and a Director of the	1998	290,519	112,500	90,000		14,062
Company

Kathryn A. Jehle	2000	225,000	54,000	10,000	54,825	9,655
Senior Vice President, Chief	1999	225,000	—	35,000		10,546
Financial Officer, Treasurer,	1998	225,000	67,500	24,000		10,384
Assistant Secretary and a Director of the Company

David R. King(3)	2000	187,000	44,880	—		10,712
Senior Vice President,	1999	170,000	—	32,000		10,313
Product Development and	1998	163,406	51,000	45,000		8,822
Chief Technology Officer

Norman R. Neuman, Jr.	2000	200,000	48,000	—		12,081
Senior Vice President,	1999	200,000	—	32,000		11,375
Marketing	1998	193,865	60,000	45,000		12,896

Stanley R. Starkey(4)	2000	225,000	54,000	—		10,777
Senior Vice President,	1999	200,000	—	32,000		11,340
Field Operations	1998	93,846	30,000	45,000		3,914

(1)	The amounts indicated for Mr. Ganster reflect compensation paid to him in his capacity as Chief Technology Officer through August 1997 and President and Chief Executive Officer for the remainder of fiscal year 1998.

(2)	“All Other Compensation” for fiscal year 2000 is comprised of: (i) contributions made by the Company to the accounts (or accrued by the Company on behalf) of each of the Named Officers for each period presented under: (1) the Company’s and its subsidiaries’ profit sharing plans as follows: Mr. Ganster $8,519, Ms. Jehle $8,519, Mr. Neuman $8,519, Dr. King $8,774, and Mr. Starkey $8,832, and (2) the excess benefits provision of the Company’s Benefit Adjustment Plan (“BAP”) as follows: Mr. Ganster $2,688, Ms. Jehle $1,136, Mr. Neuman $619, Dr. King $339, and Mr. Starkey $1,120, and (ii) the dollar value of any premiums paid by the Company during each period presented with respect to term life insurance for the benefit of each of the Named Officers (other than group life plans which do not discriminate in scope, terms of operations in favor of the executive officers that are generally available to all salaried employees) as follows: Mr. Ganster $1,552, Mr. Neuman $2,943, Dr. King $1,599 and Mr. Starkey $825.

(3)	Dr. King became Senior Vice President, Product Development and Chief Technology Officer in August 1997.

(4)	Mr. Starkey became Senior Vice President, Field Operations in October 1998 after serving as Senior Vice President, Americas Operations from January 1998 to October 1998.

Option Grants And Related Information

      The following table provides information with respect to options granted to the Named Officers during fiscal year 2000.

Option Grants In Last Fiscal Year

Potential
Realizable
	Individual Grants				Value at Assumed
Annual Rates of
	Number of	% of Total			Stock Price
	Securities	Options			Appreciation For
	Underlying	Granted to	Exercise or		Option Term(2)
	Options	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh.)	Date	5%($)	10%($)

Dennis G. Ganster	20,000	9.39	4.625	6/29/05	25,556	58,173

Kathryn A. Jehle	10,000	4.70	4.625	6/29/05	12,778	29,086

David R. King	—	—	—	—	—	—

Norman R. Neuman, Jr.	—	—	—	—	—	—

Stanley R. Starkey	—	—	—	—	—	—

(1)	All of these options, which were granted pursuant to the Company’s 1998 Global Employee Stock Option Plan (the “1998 Plan”), were granted at market value on the date of grant, become exercisable annually in 25% increments beginning one year after the grant date and have a term of five years. The exercisability of certain of these options may be accelerated in the event of a change in control of the Company. See “Employment Agreements and Termination/ Change in Control Agreements.”

(2)	Represents value of option at the end of a five-year term, assuming the market price of the Company’s Common Stock appreciates at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the Company’s Common Stock. There can be no assurance that the amounts reflected in the table will be achieved.

Option Exercises And Holdings

      The following table contains information regarding options exercised by the Named Officers during fiscal year 2000, and the value of options held by such officers as of June 30, 2000 measured in terms of the closing price of the Company’s Common Stock on June 30, 2000.

Aggregated Option Exercises In Last Fiscal Year And

Fiscal Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		in-the-Money Options
	Shares		Fiscal Year End(#)		at Fiscal Year End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis G. Ganster	—	—	78,250	119,750	25,234	78,201

Kathryn A. Jehle	—	—	36,500	50,500	12,617	39,100

David R. King	—	—	30,500	46,500	11,750	35,249

Norman R. Neuman, Jr.	—	—	34,250	47,750	11,750	35,249

Stanley R. Starkey	—	—	30,500	46,500	11,750	35,249

(1)	Calculated on the basis of the number of shares subject to each such option multiplied by the excess of the fair market value of a share of Common Stock at June 30, 2000 over the exercise price of such option.

Long-Term Incentive Plan Awards

      Certain Named Officers of the Company were eligible for payouts under a long-term executive bonus plan in effect during fiscal year 2000 (the “Plan”). The Plan provides for those Named Officers to receive a bonus payout on September 1, 1999 if the named officer was employed by the Company on that date. As of September 1, 1999, only one person eligible to participate in the Plan, Ms. Jehle, was employed by the Company. Ms. Jehle received $54,800 under the Plan on September 1, 1999. Ms. Jehle was also eligible for a bonus in September 1998, but declined to accept the bonus.

Employment Agreements and Termination/ Change in Control Arrangements

      Under the Company’s expired 1988 Stock Option Plan (the “Expired 1988 Plan”), incentive stock options were granted to key employees (including the Named Officers) and such stock options become fully exercisable, even if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, if a period of twelve months from the date of grant has expired. No further options (or SARs) may be granted under the Expired 1988 Plan as it expired June 1998. As of September 29, 2000, 435,205 shares of the Company’s Common Stock were still subject to outstanding options under the Expired 1988 Plan.

      Under the Company’s 1998 Plan stock options were granted to employees (including the Named Officers) and such stock options become fully exercisable, even if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation. As of September 29, 2000, 834,700 shares of the Company’s Common Stock were subject to outstanding options under the 1998 Plan.

      As of June 1, 1998, the Company entered into Change in Control Severance Agreements (the “Change in Control Agreements”) with the following officers: Dennis G. Ganster, Kathryn A. Jehle, Norman R. Neuman, Jr., Dr. David R. King and Stanley R. Starkey. The Change in Control Agreements were amended as of November 30, 1999.

      The Change in Control Agreement between Mr. Ganster, the President and Chief Executive Officer, and the Company generally provides that in the event of termination of Mr. Ganster’s employment within two years following a change in control of the Company, Mr. Ganster will be entitled to a cash severance benefit equal to three times his annual base salary as in effect at the time of the change in control, plus an amount equal to three times the average of his incentive bonus (excluding any special bonus payments) paid for the three fiscal years immediately preceding the fiscal year of the change in control. This severance payment is to be paid in a lump sum cash payment within ten days following Mr. Ganster’s termination of employment. Payments made later than this ten-day period will be subject to interest at the prime rate plus two percent, which begins to accrue on the tenth day following the termination of employment.

      The Change in Control Agreements between the Company and each of Ms. Jehle, Messrs. Neuman and Starkey and Dr. King are substantially similar. The Agreements each generally provide that in the event of termination of such officers’ employment within two years following a change in control of the Company, such officer will be entitled to a cash severance benefit equal to two times such officer’s annual base salary, as in effect at the time of the change in control, plus an amount equal to two times the average of their annual incentive bonus (excluding any special bonus payments) paid for the immediately preceding three fiscal years and bonuses paid for a period of time during which they were not senior executives reporting to the President of the Company. Bonuses paid for a partial fiscal year of service shall be proportionately increased so as to give the bonuses the effect of an amount for a full fiscal year. Such severance payments are to be paid in a lump sum cash payment within ten days following such officer’s termination of employment. Payments made later than this ten-day period will be subject to interest at the prime rate plus two percent, which begins to accrue on the tenth day following the termination of employment.

      For purposes of each of the Change in Control Agreements, the term “change in control” means (a) the election of a Board of Directors of the Company, a majority of the members of which were nominees of a person (including an individual, a corporation, partnership, joint venture, trust or other entity) or a group of persons acting together (other than persons who were members of the Board of Directors or officers of the Company as of June 1, 1998 or certain tax-qualified retirement plans of the Company (collectively, the “Exempted Persons”)), following the acquisition by such person of twenty-five percent, or more, of the outstanding Common Stock of the Company, (b) the acquisition of ownership by a person (other than Exempted Persons) of fifty-one percent or more of the outstanding Common Stock of the Company, (c) a sale of all or substantially all of the assets of the Company to any entity not controlled by persons who were members of the Board of Directors or officers of the Company as of June 1, 1998, or by any tax-qualified retirement plan for the benefit of employees of the Company, or (d) a merger, consolidation or other similar transaction between the Company and another entity if a majority of the members of the Board of Directors of the surviving company were not Continuing Directors. Continuing Directors means persons (x) who were members of the Board of Directors of the Company immediately before the change in control, and (y) who also were members of the Board of Directors of the Company as of June 1, 1998 or are new directors whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who either were directors as of June 1, 1998 or whose election or nomination for election was previously approved as provided above.

      For purposes of each of the Change in Control Agreements, the term “termination of employment” is defined as (a) the officer’s involuntary termination by the Company for any reason other than death, disability, retirement or cause; or (b) the officer’s termination for (i) any reassignment or change in the identity or corporate position to whom the officer reports, or a change in title (other than a promotion); (ii) any reduction in the officer’s base salary or failure by the Company to continue any bonus, stock or incentive plans; (iii) the discontinuance or reduction in benefits to the officer of any qualified or nonqualified retirement or welfare plan or the discontinuance of any fringe benefits or other perquisites; (iv) the required relocation of the officer’s principal place of employment by more than fifty miles or more frequent and/or longer required business traveling (other than a promotion); or (v) the Company’s breach of any provision of the Change in Control Agreement.

      Each of the Change in Control Agreements provides that payments under this Agreement or any other plans, agreements or policies of the Company shall not be subject to the golden parachute cap under Sections 280G and 4999 of the Code. To the extent that the aggregate parachute payments equal or exceed the golden parachute cap set forth in Sections 280G and 4999 of the Code, the Company shall pay the executive an amount equal to the federal excise tax owed by the executive on behalf of payments under the Change in Control Agreements or other golden parachute amounts.

Director Compensation

      In fiscal year 2000, each director who was not an officer or employee of the Company received for his services as such a semi-annual retainer of $4,000, plus $1,000 for each Board or committee meeting attended. In addition, the Chairman of each standing committee received a semi-annual retainer of $2,500 for serving as such. Mr. Carroll, the Chairman of the Board of the Company, receives an additional $5,000 per month for his services as Chairman of the Board and of the Executive Committee.

      Non-employee directors may make semi-annual elections, prior to the end of each December and June of each calendar year, to purchase shares of Common Stock of the Company instead of receiving all or a portion of his or her base cash compensation. In fiscal year 2000, Messrs. Bloom, Carroll and Crandall and Drs. Merten and Rockart, non-employee directors of the Company, elected to purchase a total of 8,600 shares of Common Stock of the Company at a weighted average purchase price of $5.00 per share in lieu of compensation.

      Directors who are officers or employees of the Company receive no compensation (beyond their compensation for services as an officer or employee) for serving as directors.

      The Company’s Directors Plan provides for the issuance of options to purchase up to 200,000 shares of the Company’s Common Stock to non-employee directors of the Company. Under the Directors Plan, each non-employee director serving on the Board of Directors on November 17, 1994 was granted an option to purchase 7,500 shares of the Company’s Common Stock at an exercise price of $8.33 per share. Any non-employee director who is first elected or appointed to the Board of Directors after November 17, 1994 will receive an option to purchase 7,500 shares of the Company’s Common Stock on the date of the first Board of Directors meeting following his or her election or appointment. In addition, each non-employee director who has been a director for six months before the January 1 following the date of each Annual Meeting of Shareholders held during the term of the Directors Plan automatically shall be granted, as of the January 1 following each such Annual Meeting beginning January 1, 2002, an option to purchase an additional 5,000 shares of Common Stock. On November 23, 1999, options to purchase 10,000 shares at an exercise price of $5.5625 were granted to each of Messrs. Bloom, Carroll and Crandall and Drs. Merten and Rockart. These options were an acceleration of the options that these directors were scheduled to receive under the Directors Plan in January 2000 and 2001. Options under the Directors Plan are granted at the last sale price per share of the Company’s Common Stock on the Nasdaq Stock Market on the date of grant, are exercisable at a rate of 25% per year beginning one year from the date of grant and have a term of five years. Options granted under the Directors Plan become immediately exercisable, if not otherwise exercisable, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, provided that a period of 12 months from the date of grant has elapsed. As of September 29, 2000, 84,500 options were outstanding under the Directors Plan.

      In addition to his director fees, Dr. Rockart earned $9,000 in fiscal year 2000 for his services as a consultant to the Company.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Mr. Bloom and Drs. Merten and Rockart. During fiscal year 2000, no member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During fiscal year 2000, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board of Directors or on the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

      The responsibilities of the Compensation Committee include recommending to the Board of Directors the compensation for the executive officers of the Company, who during fiscal year 2000 were the Named Officers. The Committee also considers recommendations from the Chief Executive Officer for compensation of other officers of the Company and recommends to the Board of Directors approval or changes in those recommendations. The Committee also grants stock options to officers and employees under the 1998 Plan.

      The Committee met six times in fiscal year 2000. Executive officers were not present during the Committee’s consideration of their individual compensation.

      The Company’s executive compensation program is designed to give executives a balanced incentive package which encourages the achievement of both short-term and long-term performance goals and which rewards improvement in shareholder value. The Committee believes that the compensation program is essential to the Company’s effort to attract and retain key executives. The Committee also believes that the Company’s compensation program should encourage the executive officers to align their interests with the shareholders by conditioning a significant portion of executive compensation on increases in shareholder value.

      The executive compensation program consists of three main components: base salary, performance bonuses and stock-based incentives. In addition, the executive officers participate in the Company’s employee benefit plans generally on the same terms as other Company employees.

  Base Salary

      The base compensation of Mr. Ganster as the Chief Executive Officer of the Company was established when he was appointed to that position in August 1997. As previously reported, in fiscal year 1999 the Committee did not increase the salaries of any of the executive officers of the Company because of the Company’s performance. At Mr. Ganster’s and Ms. Jehle’s requests, the Committee did not increase their salaries in fiscal year 2000. On Mr. Ganster’s recommendation, in fiscal year 2000, the Committee increased Mr. Starkey’s base salary from $200,000 to $225,000 and Dr. King’s base salary from $170,000 to $187,000 to reflect their performance and the worldwide expansion of Mr. Starkey’s responsibilities.

  Performance Bonuses

      The Committee adopted an incentive plan for executive officers for fiscal year 2000 that called for payments equal to 40% of base salary for Senior Vice Presidents and 50% of base salary for the Chief Executive Officer if the Company achieved budgeted revenue growth and earnings per share (after allowance for nonrecurring charges and events). The incentive payment target amounts were based 50% on revenue growth targets and 50% on earnings per share targets. The Company achieved 120% of the earnings per share targets but did not achieve the revenue growth targets, so the executive officers received 60% of their target performance bonuses.

  Stock Option Awards

      Stock option awards are an important means by which the Committee directly links executive officers’ compensation to the appreciation in value realized by all of the Company’s shareholders. Under the Company’s stock option plans, options are granted at exercise prices equal to the market price on the date of grant and therefore have no value to the executive unless the Company’s stock appreciates. In making awards, the Committee considers each executive’s performance and potential as well as the existing level of stock options held by each executive.

      As previously reported, in fiscal year 1999 the Committee accelerated the stock options that the Committee would otherwise have expected to grant to the executive officers in fiscal years 2000 and 2001, in order to strengthen the long-term incentive opportunities of the executive team. As a result, no stock options were granted in fiscal year 2000 to Mr. Starkey, Mr. Neuman or Dr. King. However, in June 2000 the Committee granted options of 20,000 shares to Mr. Ganster and 10,000 shares to Ms. Jehle, in recognition of the fact that Mr. Ganster and Ms. Jehle did not accept salary increases for fiscal year 2001 despite the Company’s improved performance in fiscal year 2000.

Deductibility of Executive Compensation

      The Company from time to time reviews the extent to which its executive compensation arrangements are subject to the provisions of the Code and related regulations limiting the deductibility of executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers of the Company in any fiscal year which does not qualify for an exemption under the statute or proposed regulations. The Option Plans include restrictions required by the Code to except option grants under these plans from the limit on deductibility. The Committee does not presently believe that the other components of the Company’s compensation program are likely to result in payments to any executive officer in any year in excess of $1,000,000, other than the Company’s severance arrangements following certain changes in control of the Company. Because of the limited circumstances under which these payments would be made, the Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time.

Dated: October 18, 2000

COMPENSATION COMMITTEE, as of June 30, 2000
Geoffrey B. Bloom, Chair
Alan G. Merten
John F. Rockart

SHAREHOLDER RETURN

      Set forth below is a graph comparing the cumulative total return on the Company’s Common Stock from July 1, 1995 through June 30, 2000 with the Standard and Poor’s Computers (Software & Services) Index (the “S&P Computer Software Index”) and The Nasdaq Stock Market (U.S.) Index (the “Nasdaq US Index”). The graph assumes that the value of the investment in the Company’s Common Stock, the S&P Computer Software Index and the Nasdaq US Index was $100 on July 1, 1995 and that all dividends were reinvested.

      The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company’s forecast of future financial performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG COMSHARE, INCORPORATED, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P COMPUTERS (SOFTWARE AND SERVICES) INDEX*

*	$100 invested on June 30, 1995 in Stock or Index — including reinvestment of dividends. Fiscal year ending June 30.

	Cumulative Total Return

	6/95	6/96	6/97	6/98	6/99	6/00

COMSHARE, INCORPORATED	100.00	224.10	89.46	56.48	22.14	34.34

NASDAQ STOCK MARKET (U.S.)	100.00	128.39	156.15	205.58	296.02	437.30

S & P COMPUTERS (SOFTWARE & SERVICES)	100.00	133.21	221.37	343.32	527.34	594.05

ACCOUNTANTS

      Arthur Andersen LLP, independent public accountants, have audited the financial statements of the Company since 1972. Representatives from Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. In accordance with the Company’s past practice, the selection of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 2001 will be made by the Board of Directors at a later date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of their ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any delinquent filings and failures to file such reports.

      Based solely on its review of the copies of such reports received by it and written representations of its incumbent directors and officers, the Company believes that, during the period from July 1, 1999 to June 30, 2000, all of these applicable requirements were complied with by each of its directors, officers and greater than ten percent beneficial owners.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 2001 Annual Meeting which are eligible for inclusion in the Company’s Proxy Statement for that meeting under Rule 14a-8 promulgated under the Exchange Act must be received by the Company not later than June 20, 2001 if they are to be included in the Company’s Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company’s principal executive offices and should satisfy the requirements applicable to shareholder proposals contained in the Company’s bylaws. Shareholder proposals intended to be presented at the 2001 Annual Meeting which are not eligible for inclusion in the Company’s Proxy Statement for that meeting under Rule 14a-8 promulgated under the Exchange Act must satisfy the requirements applicable to shareholder proposals contained in the Company’s bylaws. Such proposals must be addressed to the Secretary at the Company’s principal executive offices and must be received at the Company’s principal executive offices not less than fifty-five days nor more than seventy days prior to the date of the 2001 Annual Meeting for which at least sixty-five days’ prior public disclosure has been made to the shareholders.

GENERAL

      At the date of this Proxy Statement, management is not aware of any matters that may properly be presented, other than those contained in the Notice of Meeting, for action at the Annual Meeting. However, if any matters, other than those contained in the Notice of Meeting, should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

October 18, 2000

Ann Arbor, Michigan

APPENDIX 1

Comshare, Incorporated

Audit Committee Charter

Adopted February 15, 2000

The Committee

The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company as defined in the SEC approved NASDAQ’s Independent Director and Audit Committee listing standards. All directors must be able to read and understand fundamental financial statements. At least one director must have past employment experience in accounting, requisite professional certification in accounting or related financial management expertise, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Directors, the Company’s independent auditors, the internal auditors, and the financial management of the Company.

Responsibilities of the Committee

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The Committee will satisfy its responsibilities through the following functions:

External Audit

•	Approve the independent auditors to be selected to audit the financial statements of the Company.

•	Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the appropriateness of the independent auditor’s compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present.

•	Report the results of the annual audit to the Board of Directors. If requested by the Board, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other Directors’ questions.

•	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

A-1

Internal Controls

•	Review with the independent auditors and the Company’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

•	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

Reporting

•	Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The Chair of the Committee may represent the entire Committee for purposes of this review.

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used.

•	Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

•	Review and approve the report of the Audit Committee in the proxy statement. The report shall include:

•	Disclosure of the Committee’s review and discussion with management and the independent auditors, regarding the Company’s financial statements and the quality of accounting principles and significant judgments affecting the financial statements.

•	A statement that describes that the Committee has satisfied its responsibilities under this Charter for the prior year.

•	A copy of this charter in the next proxy statement after adoption of the charter, and thereafter in accordance with NASDAQ’s Audit Committee listing standards.

Miscellaneous

•	Obtain the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate.

•	Review the matters discussed at each Committee meeting with the Board of Directors.

•	Investigate any matter related to the scope of the Committee’s duties, with the power to retain outside counsel, if appropriate.

•	Appraise at least annually the performance of the Chief Financial Officer and report the results of such appraisal to the full Board of Directors of the Company.

•	Review accounting and financial human resources to assess if adequate resources and appropriate quality exists within the group.

•	Annually review a summary of the expenses of senior management.

A-2

PROXY
COMSHARE, INCORPORATED
555 Briarwood Circle, Ann Arbor, Michigan 48108
SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
ON NOVEMBER 20, 2000

The undersigned hereby appoints Dennis G. Ganster and Kathryn A. Jehle, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Comshare, Incorporated to be held on Monday, November 20, 2000, or at any adjournment or adjournments thereof.

When properly executed, this proxy will be voted in the manner directed. If no direction is given, this proxy will be voted FOR all nominees for election as directors.

Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report of Shareholders of Comshare, Incorporated for the year ended June 30, 2000. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(change of address/comments)

SEE REVERSE SIDE	(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

/\ FOLD AND DETACH HERE /\

Comshare, Incorporated
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[						]

	For	Withheld	For All

	All	All	Except

1. ELECTION OF DIRECTORS				Vote Withheld from the following nominee(s)

Nominees:01 Geoffrey B. Bloom, 02 Daniel T. Carroll, 03 Richard L. Crandall, 04 Dennis G. Ganster, 05 Kathryn A. Jehle, 06 Alan G. Merten, 07 John F. Rockart	[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTORS.
Change of Address [ ]

				SIGNATURES(S)	Date

				SIGNATURES(S)	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THIS IS YOUR PROXY CARD, FOLD AND DETACH BELOW

Control Number

INSTRUCTIONS FOR VOTING BY TELEPHONE

Comshare, Incorporated encourages you to take advantage of the convenient telephone voting method to vote your shares for the proposal to be covered at the Annual Meeting of Shareholders. Voting by telephone confers discretionary authority as to any other matters as may properly come before the meeting. Please take the opportunity to use this voting method as outlined below to cast your ballot.

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week toll-free, at 1-800-678-6638. Have your proxy card (above) in hand when you call. Please enter the 6-digit control number which is located in the box just below your proxy card.

Proposal 1 — To vote FOR all nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on the proxy card (above) next to the name of the nominee you DO NOT wish to vote for. Your vote will be confirmed and cast as directed and the call will end.